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                                                                      EXHIBIT 12

                        K N ENERGY, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES


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
                                       SIX
                                      MONTHS
                                      ENDED
                                     JUNE 30,                         YEARS ENDED DECEMBER 31,
                                     ---------    -----------------------------------------------------
                                        1998       1997       1996         1995       1994        1993
                                     ---------    -------   ---------    -------    --------   --------
                                                           (DOLLARS IN THOUSANDS)
Earnings:
  Income From Continuing
    Operations per Statements
    of Income.......................   $ 39,197   $ 77,497    $ 63,819   $ 52,522   $15,321     $30,869
  Add:
    Interest and Debt Expense, Net..    115,479     51,248      37,760     34,316    32,009      31,478
    Income Taxes....................     23,021     35,661      35,897     29,050     9,500      18,599
    Portion of Rents Representative
      of the Interest Factor........     14,945     12,473       7,417      5,082     3,492       2,863
  Less:
    Undistributed Earnings of Less
      Than 50%-Owned Subsidiaries...      5,641      3,875         --          --        --          --
                                       --------   --------    --------   --------   -------     -------
    Income as Adjusted..............   $187,001   $173,004    $144,893   $120,970   $60,322     $83,809
                                       ========   ========    ========   ========   =======     =======
Fixed Charges:
  Interest and Debt Expense, Net,
    per Statements of Income
    (Includes Amortization of Debt
    Discount, Premium and Expense)..   $113,833   $ 43,495    $ 35,933   $ 34,211    $31,815    $30,909
  Add:
    Interest Capitalized............      1,646      7,753       1,827        105        338        965
    Portion of Rents Representative
       of the Interest Factor.......     14,945     12,473       7,417      5,082      3,492      2,863
    Preferred Stock Dividends of
       Subsidiary...................         --         --          --         --         --         69
                                       --------   --------    --------   --------    -------    -------
    Fixed Charges...................   $130,424   $ 63,721    $ 45,177   $ 39,398    $35,645    $34,806
                                       ========   ========    ========   ========    =======    =======
Ratio of Earnings to Fixed Charges..       1.43       2.72       3.21       3.07        1.69       2.41
                                       ========   ========    ========   ========    =======    =======
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